Exhibit 4.9

Global Share Purchase Plan

Plan Rules

1 Purpose

The Global Share Purchase Plan enables eligible employees to acquire Shares in DB which give them a continuing stake in DB. The Plan is intended to support retention and reward employee commitment to DB. Participation during one Plan Year does not guarantee future participation.

2 Definitions

For the purposes of the Plan, the following terms shall have the meanings indicated:

“Acquirer Entity” means the person, company or entity which, through acquisition, merger, spin-off, transfer, or other consolidation (or series thereof), shall be the legal successor to or owner (whether direct or indirect) of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the relevant Participant worked, or any of its Subsidiaries or Holding Companies or any Subsidiary of any such Holding Company.

“Agreed Termination” means a Participant ceasing to be a DB Employee following the resolution of an employment-related dispute, resolved by the execution of a settlement, separation or compromise agreement containing, among other things, a full release of claims against each DB Group Company by the Participant.

“Award” means Purchased Shares and/or a Matching Award.

“Award Date” means the date which the Committee sets in respect of the grant of a Matching Award.

“Cause” means in respect of the termination of the Participant’s employment as a DB Employee by any DB Group Company: (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment; (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company); (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of the Participant’s duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation; (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorized employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company; (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust; or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that DB Group Company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform the Participant’s assigned duties.

“Change of Control” means a change in the control of Deutsche Bank AG which shall occur if, by one or a series of transactions or events, a third party or a group of third parties acting together (directly or indirectly) acquires more than 50 percent of the issued share capital of Deutsche Bank AG and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of Deutsche Bank AG. The Committee (as constituted before the relevant event) will determine, in its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.

“Committee” means the Senior Executive Compensation Committee in normal circumstances but may alternatively be the Management Board or any committee or other entity or persons designated by the Management Board to act as the decisional body under this Plan. To the extent that matters are determined in relation to the operation of the Plan for members of the Management Board, the Committee means the Supervisory Board of Deutsche Bank or a duly authorised committee of the same.

“Compliance Department” means any applicable compliance department of the DB Group.

“Contribution Amount” means the money deducted from a Participant’s salary after applicable tax and social security withholding during the Plan Year, or otherwise paid by the Participant during the Plan Year to the Plan Administrator, to acquire Purchased Shares.

“DB Employee” means a person employed by any DB Group Company.

“DB” or “DB Group” means Deutsche Bank and each of its Subsidiaries.

“DB Group Company” means any company or other corporation in the DB Group.

“DB Participating Entity” means any company in the DB Group which, at the time of invitation, employs any employee invited to participate in the Plan under Rule 4.1.

“DB Share(s)” or “Shares” means a registered share of Deutsche Bank AG, as listed and traded on the Frankfurt Stock Exchange – Xetra or other authorized exchanges, or any other shares which may replace them from time to time (whether in a successor corporation or otherwise).

“Delivery” means DB Shares forming all or part of an Award being held by the Participant or, if earlier, being transferred into the Participant’s (or the Participant’s Representative’s) custody account. “Delivery Date” and “Delivered” shall be construed accordingly.

“Deutsche Bank” means Deutsche Bank AG and any successor corporation or other corporation into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.

“Division(s)” means the primary operational business areas of the DB Group, which include the core revenue generating areas and infrastructure and support areas, as established or adjusted by Deutsche Bank, in its discretion, from time to time. Each Division is divided into smaller operating business units.

“Holding Company” of a company or entity means a company or entity of which the first company or entity is a Subsidiary.

“Management Board” means the Management Board of Deutsche Bank (the Vorstand).

“Matching Award” means a conditional right to receive DB Shares granted under Rule 4.2.

“Participant” means a person on behalf of whom Purchased Shares are held or who holds a Matching Award or, in the case of the Participant’s death, the Participant’s Representative.

“Plan” means this all employee share plan, the “Global Share Purchase Plan” as governed by these Rules as changed from time to time.

“Plan Administrator” means Deutsche Privat- und Geschäftskunden AG or any other person or entity appointed by the Committee for the purpose of administering the Plan as referred to in Rule 8.1.

“Plan Rules” or “Rules” means this document (including any annexes to this document which have been approved by the Committee) which sets out the binding terms and conditions of the Plan (as amended from time to time pursuant to Rule 9).

“Plan Year” means the financial year of DB during which employees are invited to participate under Rule 4.1.

“Purchased Shares” means DB Shares acquired on behalf of a Participant in accordance with Rule 4.1, using (i) the Contribution Amount the Participant has contributed; and (ii) any cash dividends payable during the Plan Year in respect of those DB Shares.

“Representative” means, in the case of death or Total Disability, the Participant’s duly appointed beneficiary, legal representative or administrator, as applicable.

“Retirement” means retirement at pensionable age in accordance with the pension plan arranged or provided by or in conjunction with a DB Group Company, of which the Participant is, or is eligible to be, a member.

“Salary” means the annual base salary which has been notified to the employee.

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.

“Senior Executive Compensation Committee” means the committee delegated by the Management Board to govern this Plan.

“Subsidiary” means a company or other entity in which a Holding Company has a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) of the aggregate equity or ownership interest in that company or entity.

“Supervisory Board of Deutsche Bank” means the board that oversees and advises the Management Board in its management of the business.

“Total Disability” means the Participant being prevented from engaging in any substantial gainful activity by physical or mental impairment that can be expected to either (i) result in death or (ii) last for a continuous period of not less than 12 months as certified by the Committee, in its sole discretion.

“U.S. Taxpayer” means any employee resident in the U.S., all U.S. persons employed outside the U.S. and any other individual subject to U.S. taxation.

“Vest” means, in the context of an Award, to be no longer subject to the forfeiture provisions contained in these Plan Rules, except for those contained in Rule 4.2.3 and 5.4, as applicable. “Vesting” and “Vested” shall be construed accordingly.

“Vesting Date” means the earlier of: (i) the date determined by the Committee on which, subject to the terms of these Plan Rules, a Participant becomes unconditionally entitled to the DB Shares comprised in the Participant’s Matching Award, as determined in accordance with Rule 4.1.1(vi); and (ii) the date on which the Matching Award Vests in accordance with Rules 5 or 7.

3 Interpretation

In this Plan, where the context permits, words in the singular shall include the plural and vice versa and words in the masculine shall include the feminine.

The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

4 Awards

4.1 Purchased Shares: The Committee may invite, at any time, DB Employees to participate in the Plan.

4.1.1 The Committee shall determine the following for each invitation:

(i) any eligibility requirements in order to participate in the Plan, including the terms of any qualifying period of service;

(ii) any maximum and/or minimum amount of Contribution Amount which the employee may contribute in any month or Plan Year;

(iii) whether the Contribution Amount may be contributed via Salary deduction and/or other form of payment by the Participant (including one off lump sum contributions) and details of how the contributions will be made, including, for Salary deductions, whether these will be on a monthly or four-weekly basis and, in respect of contributions otherwise than by Salary deduction, the timing of payments and any information the Participant is required to supply;

(iv) the date during the Plan Year on which a Participant may elect to cease making contributions of Contribution Amount for that Plan Year without prejudicing the Participant’s right to receive a Matching Award in respect of Purchased Shares already acquired, in accordance with Rule 4.1.6;

(v) the number of DB Shares in a Matching Award which may be granted to the Participant on the Award Date, by reference to the number of Purchased Shares held on that date, subject to any maximum limits;

(vi) the Vesting Date for Matching Awards; and

(vii) any other terms or features of the Award which the Committee deems relevant.

4.1.2 Any amount contributed in excess of (a) the maximum allowed under Rule 4.1.1(ii), or (b) any amount the Participant agrees to contribute as Contribution Amount, shall be paid over to the Participant as soon as possible.

4.1.3 Subject to Rule 4.1.4, any cash dividends payable during the Plan Year in relation to Purchased Shares will be used to acquire further Purchased Shares.

4.1.4 The Plan Administrator shall acquire DB Shares on behalf of the Participant as soon as practicable after the Contribution Amount is deducted from the Participant’s salary or otherwise paid by the Participant or as soon as practicable after the cash dividend has been paid. Any surplus amount of Contribution Amount or cash dividend remaining after the acquisition of DB Shares by the Plan Administrator shall be carried forward and aggregated with the amount to be used for the next acquisition of DB Shares or, if any such surplus amount remains after the last acquisition of DB Shares relating to a Plan Year, it shall be paid over to the Participant as soon as possible unless DB and the Participant agree otherwise. The Participant shall not be entitled to interest on any such surplus amount.

4.1.5 Any Purchased Shares shall be held on the Participant’s behalf in an account established by the Plan Administrator for the Participant, which may be an account held with an entity outside DB, until they are withdrawn from the Plan. Subject to Rules 5 and 7, a Participant may withdraw all the Purchased Shares held on that Participant’s behalf at any time by notice in writing to DB and the Purchased Shares will be transferred or sold in accordance with Rule 6.2. Unless a later date is specified in the notice, such notice shall take effect 30 days after DB receives it.

4.1.6 Without prejudice to Rule 4.1.7, a Participant may stop contributions of the Contribution Amount with effect from the date determined under Rule 4.1.1(iv) by giving at least 30 days’ notice in writing to DB. The Participant may not re-start contributions of the Contribution Amount in the same Plan Year except on life change events in accordance with Rule 4.1.7. The Participant shall continue to be entitled to receive a Matching Award in respect of the Purchased Shares the Participant continues to hold in respect of that Plan Year, provided the Participant satisfies all other relevant requirements of the Plan on the Award Date.

4.1.7 A Participant may, on a one off basis, either stop making contributions or re-start contributions or change the Contribution Amount if the Participant gives notice in writing to the Plan Administrator, together with supporting evidence, that the Participant has experienced a life change event during the relevant Plan Year, including but not limited to the following events:

(ii) marital and civil partnership status change;

(iii) relocation of the Participant’s home or office;

(iv) changes to the Participant’s working hours; or

(v) any other event, that has had a significant and detrimental effect on the Participant’s financial position, to be determined by the Committee in its sole discretion.

Where a Participant gives notice, including supporting evidence, in accordance with this Rule 4.1.7 and in a form satisfactory to the Plan Administrator that the Participant has experienced such a life change event during the Plan Year, such notice shall take effect 30 days after the Plan Administrator receives it. If the Participant is re-starting contributions or changing the Contribution Amount, the Participant must specify the amount of the contributions in the notice, in accordance with any maximum and/or minimum amount allowed under Rule 4.1.1(ii).

4.1.8 Any Purchased Shares shall not be subject to any provision under which they may be forfeited.

4.1.9 A Participant shall be entitled to receive dividends, subject to Rule 4.1.3, and vote and have all other rights of a shareholder in respect of any DB Shares held on behalf of the Participant as Purchased Shares.

4.2 Matching Awards: On the Award Date for each relevant Plan Year, the Committee may grant or permit to be granted by such other persons as it may determine a Matching Award to a Participant based on the number of Purchased Shares acquired in that Plan Year, in accordance with Rule 4.1.1.

4.2.1 In making a Matching Award the Committee will notify to the Participant the number of DB Shares subject to the Matching Award and the Vesting Date, in accordance with Rule 4.1.1.

4.2.2 A Participant may surrender a Matching Award in whole or in part by notice in writing to the Plan Administrator no later than 60 days after the Award Date. A Matching Award, or part of a Matching Award, which has been validly surrendered will be deemed never to have been made under the Plan.

4.2.3 A Participant may not at any time before settlement in accordance with Rule 6 (whether before or after the Vesting Date) (i) transfer, assign, sell, pledge, or grant a Matching Award to any person or entity any rights in respect of any Matching Award; or (ii) enter into any transactions having the economic effect of hedging a Matching Award or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of the DB Shares subject to the Matching Award. This Rule 4.2.3 does not apply to the transmission of a Matching Award on the death or Total Disability of a Participant to the duly appointed Representative. Unless the Plan Administrator or the Committee decides otherwise, any breach of this Rule 4.2.3 will result in the forfeiture by the Participant of the Participant’s Matching Award without any claim for compensation by the Participant or any Representative.

4.2.4 A Participant has no entitlement whatsoever to any DB Shares in respect of a Matching Award until the Matching Award is settled in accordance with Rule 6.1. For the avoidance of doubt a Participant is not entitled to any dividends, voting rights or any other rights of a shareholder in respect of the DB Shares subject to a Matching Award until the DB Shares are transferred to a Participant’s account in accordance with Rule 6.1. Neither a Matching Award nor any DB Shares delivered in settlement of a Matching Award give a Participant the right to subscribe for unissued DB Shares.

5 Impact of termination of employment

5.1 If a Participant ceases to be employed by any DB Participating Entity prior to the Vesting Date specified under Rule 4.1.1(vi), the Participant will forfeit a Matching Award without any claim for compensation, unless either (a) the Participant continues to be employed, with no break in service, by a company in the DB Group (i.e. a non DB Participating Entity) or (b) the Participant ceases to be a DB Employee for one of the following reasons:

(i) termination by a DB Group Company without Cause;

(ii) redundancy;

(iii) Agreed Termination;

(iv) the Participant ceases to be employed by any DB Participating Entity due to the sale, merger, spin-off, transfer, or other consolidation (or series thereof) outside of the DB Group of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the Participant worked, but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets;

(v) Retirement;

(vi) death or Total Disability of the Participant.

5.2 Where a Participant ceases to be employed by a DB Participating Entity but continues to be employed by a DB Group Company, or ceases employment with a DB Participating Entity for one of the reasons specified in Rule 5.1 above, to be determined by the Committee in its sole discretion, the Matching Award shall Vest in full on the cessation of employment with the DB Participating Entity and be distributed in accordance with Rule 6.1.

5.3 Where a Participant ceases to be employed by a DB Participating Entity for any reason, even if the Participant continues to be employed by a DB Group Company, any Purchased Shares held on the Participant’s behalf shall be withdrawn from the Plan and transferred or sold in accordance with Rule 6.2 within 90 days of cessation of employment. With effect from the date of cessation of employment with the DB Participating Entity, no further contributions of Contribution Amount will be made and any cash dividends payable in relation to Purchased Shares will not be used to acquire further Purchased Shares. For the avoidance of doubt, no Matching Award will be granted by reference to any Purchased Shares withdrawn before the Award Date.

5.4 A Participant shall automatically forfeit, without any claim for compensation by the Participant or any Representative, Matching Awards which have not been Delivered, if at any time prior to Delivery the Participant ceases to be a DB Employee by reason of termination for Cause by any DB Group Company.

6 Settlement of Matching Awards, transfer and sale of Shares

6.1 Time and manner of settlement of Matching Awards: A Matching Award will be settled in accordance with this Rule 6.1 within two and a half months following the Vesting Date of that Award, or such other number of days as determined by the Committee in its sole discretion.

6.1.1 Subject to Rule 6.3, a Matching Award will be settled by way of a distribution by the Plan Administrator of the number of DB Shares in the Matching Award to either a Participant’s employee account or to an account established by the Plan Administrator for a Participant, which may be an account held with an entity outside DB.

6.1.2 In the case of settlement following the death of a Participant, prior to settling the Matching Award in accordance with this Rule 6.1, the Committee may require the Representative of the deceased Participant to produce such evidence as the Plan Administrator may require in order to establish that the Representative is entitled to receive the DB Shares.

6.2 Transfer and sale of Shares: A Participant must provide details of the Participant’s bank account and any personal custody account at any time before the Vesting Date of a Matching Award or the withdrawal of Purchased Shares in accordance with these Rules, by notice in writing or via the intranet to the Plan Administrator. Following settlement of a Matching Award as described in Rule 6.1 or the withdrawal of Purchased Shares, a Participant may direct the transfer of the DB Shares to the Participant’s personal custody account or the sale of the DB Shares and transfer of the proceeds to the Participant’s bank account, subject to Rule 6.3 and in accordance with the terms governing the Participant’s account, Compliance Department rules that are in effect from time to time and such rules, laws and regulations as may be applicable to the holding of the settled DB Shares by the Participant.

6.3 Tax and social security withholding: The Plan Administrator or any DB Group Company may withhold such amounts and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of an Award. These arrangements may include the sale or reduction in number of any DB Shares on behalf of a Participant or withholding the necessary amounts from the Participant’s monthly salary. If any liability to taxation or social security contributions is due on the Vesting of an Award under Rule 5, the Plan Administrator may sell on behalf of the Participant any DB Shares to be received by a Participant in respect of an Award and distribute the proceeds of such sale, less any applicable withholdings, to the Participant.

6.4 Residual cash: Any residual cash following the sale or reduction in number of DB Shares under Rule 6.3 will be settled by the Plan Administrator by a cash payment to the Participant through local payroll or in any other way the Plan Administrator sees fit.

6.5 Compliance: The acquisition of Purchased Shares and the making of a Matching Award and its settlement are subject to any approvals or consents required under any applicable laws or regulations or by any governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department. The sale of DB Shares by DB Employees requires a mandatory Compliance pre-approval in most locations before submitting a request to sell. Reference for more details is made to the Compliance website: http://dbnetwork.db.com/plus/infrastructure/cagg/en/about-cagg.html

7 Corporate Events

7.1 Effect of Change of Control on Awards: On or before the occurrence of a Change of Control, the Committee shall have the sole discretion to determine whether none, some or all of the outstanding Matching Awards will Vest as a result of the Change of Control and be distributed in accordance with Rule 6.1 and/or any Purchased Shares shall be withdrawn from the Plan and transferred or sold in accordance with Rule 6.2 within 90 days of the Change of Control; provided that, with respect to all U.S. Taxpayers, the Committee shall not take any action inconsistent with Section 409A. With effect from the date of the Change of Control, no further contributions of Contribution Amount will be made and any cash dividends payable in relation to Purchased Shares will not be used to acquire further Purchased Shares. For the avoidance of doubt, no Matching Award will be granted by reference to any Purchased Shares withdrawn before the applicable Award Date.

7.2 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent benefits plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of the Plan, including Rule 6 and Rule 9, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.

7.3 Changes in capitalisation: If any change affects DB Shares on account of a merger, reorganisation, rights issue, extraordinary stock dividend, stock split or similar changes which the Committee reasonably determines justifies adjustments to Awards, the Plan Administrator shall make such appropriate adjustments as are determined by the Committee to be necessary or appropriate to prevent enlargement or dilution of rights.

8 Administration

8.1 Administration by the Plan Administrator: The Plan Administrator shall be responsible for the general operation and administration of the Plan in accordance with its terms and for carrying out the provisions of the Plan in accordance with such resolutions as may from time to time be adopted, or decisions made, by the Committee and shall have all powers necessary to carry out the provisions of the Plan.

8.2 Interpretation by the Committee: The Committee will have full discretionary power to interpret and enforce the provisions of this Plan and to adopt such regulations for administering the Plan as it decides are necessary or desirable. All decisions made by the Committee pursuant to the Plan are final, conclusive and binding on all persons, including the Participants and any DB Group Company.

8.3 Forfeiture and Vesting: The Committee shall have sole discretion, acting reasonably, to determine whether or not any of the events or activities set forth in Rule 5 has occurred.

9 Amendment or termination of the Plan

9.1 Termination of Plan: The Committee may terminate the Plan at any time at its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants.

9.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award without the Participant’s prior consent. For the avoidance of doubt, no oral representation or statement made by any third party, including any employee, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Senior Executive Compensation Committee.

9.3 Termination of Awards: The Committee may, in its sole discretion, decide at any time to replace an Award with an award of other assets (including cash or any combination of cash and other assets) or to take such other steps as necessary or appropriate to prevent enlargement or dilution of rights.

10 General

10.1 No guarantee of benefits:

10.1.1 The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.2). The Committee is not obliged to make any Matching Award, or permit any Purchased Shares to be acquired or any Matching Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.

10.1.2 Nothing in these Plan Rules shall be construed as an obligation or a guarantee by any DB Group Company, the Committee or the Plan Administrator with respect to the future value of an Award.

10.1.3 Nothing contained in these Plan Rules shall constitute a guarantee by any DB Group Company that the assets of the DB Group will be sufficient to pay any benefit or obligation hereunder. No Participant or any Representative shall have any right to receive a benefit under the Plan except in accordance with the terms of these Plan Rules.

10.1.4 An Award and resulting distribution shall not (except as may be required by taxation law or other applicable law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

10.1.5 Any Participant who ceases to be a DB Employee or an employee of a DB Participating Entity for any reason (whether lawful or unlawful) shall not be entitled, and shall be deemed irrevocably to have waived any entitlement to any compensation by way of damages for loss of employment or otherwise in connection with any loss or diminution in value in relation to any Award, except as specifically provided for in the Rules.

10.2 No enlargement of Participant rights: The establishment of the Plan, the acquisition of Purchased Shares and the making of a Matching Award under it is entirely at the sole discretion of the Committee, shall not be construed as an employment agreement and shall not give any Participant the right to be retained as a DB Employee or to otherwise impede the ability of any DB Group Company to terminate the Participant’s employment. No communications concerning the Plan shall be construed as forming part of a Participant’s terms and conditions of employment or any employment agreement with any DB Group Company.

10.3 Severability: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.

10.4 Limitations on liability: Notwithstanding anything to the contrary in these Rules, neither any DB Group Company, the Plan Administrator, nor any individual acting as an employee, agent or officer of any DB Group Company or the Plan Administrator, shall be liable to any Participant, former employee or any Representative for any claim, loss, liability or expense incurred in connection with the Plan.

10.5 Claims by Participants: Any claim or action of any kind by a Participant or Representative with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date that settlement of a Participant’s Matching Award was made or would have been made had such an Award not been forfeited pursuant to these Rules, save to the extent that this restriction would be unlawful under applicable law.

10.6 No trust or fund created: Neither the Plan nor any agreement made hereunder shall create or be construed as creating a trust or separate fund of any kind or a fiduciary relationship between any DB Group Company and the Participants or any Representative, except to the extent necessary or desirable to facilitate the holding of DB Shares on behalf of any Participant at any time before they are transferred or sold in accordance with Rule 6.2. To the extent that any Representative acquired a right to receive payments from any DB Group Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of that DB Group Company.

10.7 No right to dividends: An Award does not give any right to the Participant to receive dividends in relation to any DB Shares prior to Delivery of those DB Shares to the Participant.

10.8 Dealing in DB Shares: Any dealing in DB Shares acquired by a Participant pursuant to the Plan shall remain subject to the requisite Compliance Department approval.

10.9 Participant confidentiality: In accordance with applicable law the Participant shall maintain the Participant’s participation in the Plan in confidence both within and outside the DB Group, and shall not disclose the provisions of the Plan or the amount of any Award made to the Participant under the Plan to any person or entity, except the Participant’s spouse or partner or the Participant’s legal, tax and/or financial adviser or to the extent legally required to do so, without the prior written authorisation of the Plan Administrator.

10.10 Assignment: Except in accordance with Rule 4.2.3 an Award, including a Vested Award, is not transferable or assignable by the Participant. Notwithstanding this, any DB Group Company shall have the right to novate and/or assign its contractual rights and/or obligations under this Plan in full or in part to any other DB Group Company or an Acquirer Entity at its sole discretion without the express consent of the Participant.

10.11 Data protection: Any DB Group Company may collect and process various data that is personal to Participants (for example, taxpayer and social security identification numbers) for the purposes of administering the Plan, compliance with any requirement of law or regulation, including tax-related requirements, and the prevention or investigation of crimes and malpractice. A DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with the administration of the Plan. Some data processing may be done outside the European Economic Area (“EEA”) where laws and practices relating to the protection of personal data may be weaker than those within the EEA, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the EEA may be entitled to access the data. Details of Participants’ rights concerning data, which may include rights of access to their information and correction of inaccurate information, can be obtained from the local Data Protection Officers of the DB Group.

10.12 Entire agreement: These Rules set forth the entire understanding of the parties with respect to the Award. These Rules prevail over any agreement, arrangement or communication, whether oral or written, relating to the Purchased Shares or Matching Award. To the extent that there is any inconsistency between these Rules and any other communications, these Rules prevail.

11 Notices

11.1 Form of notices: All notices or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by email or plan portal, by facsimile transmission, by registered mail (return receipt requested, postage prepaid) or as may otherwise be indicated by the Plan Administrator (including via any online computer processes established by the Plan Administrator).

Notices or communications to the Plan Administrator or any DB Group Company shall be sent to the following address (or to such other address or in such other manner for the Plan Administrator or any DB Group Company as shall be notified to the Participant):

Plan Administrator (or DB Group Company)

Deutsche Bank AG

Kooperationsmanagement

Global Share Purchase Plan

60486 Frankfurt a.M.

11.2 When notices take effect: Notices or other communications shall take effect:

a) if delivered by hand, upon delivery;

b) if posted, upon delivery, or, in relation to communications sent to a Participant by first class post, 10.00 a.m. (CET) on the second day after posting if earlier;

c) if sent by facsimile or email, when a complete and legible copy of the relevant communication, whether that sent by facsimile or email (as the case may be) or a hard copy sent by post or delivered by hand, has been received at the appropriate address; and

d) if sent via any online computer processes established by the Plan Administrator, when that communication is registered by the system or acknowledged by the Participant, as the case may be.

11.3 Participants’ contact details: It is each Participant’s responsibility to keep the Plan Administrator updated with any change to address and other contact details for that Participant. By participating in the Plan, each Participant acknowledges and agrees that the Participant shall have no claim for compensation or otherwise for any loss suffered as a result of, or in connection with, a failure to keep contact details updated. Any notice or other communication given to a Participant by the Plan Administrator or any DB Group Company shall be validly given if sent to the last address validly notified to the Plan Administrator by the Participant (or in the absence of any such notification to the address that the Plan Administrator reasonably believes to be that Participant’s address, or to be that Participant’s address before any change of address which has not been validly notified to the Plan Administrator).

12 Applicable law and jurisdiction

Interpretation of these Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws. All disputes arising out of or in connection with the Plan or any Purchased Shares or Matching Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The effective date of this document is 1 November 2016. These Plan Rules (as may be amended from time to time) apply to all Awards granted on or after this Date and before Plan Rules are issued with a later effective date which will supersede and replace these Plan Rules in relation to future grants of Awards.

The Committee may amend or modify these Plan Rules by way of schedules to the Plan (or otherwise). Any Awards granted pursuant to such schedules shall be subject to the Plan Rules as amended or modified by that particular schedule (from time to time).

Global Share Purchase Plan

Schedule 1 – United States of America Taxpayers

This schedule (“Schedule 1”) modifies the provisions of the Deutsche Bank Global Share Purchase Plan, as amended from time to time (the “Plan”).

The provisions of this Schedule 1

(i) apply only with respect to Participants who are subject to federal taxation in the United States of America; and

(ii) supersede any contrary provisions contained in the Plan or any document evidencing an Award.

Any capitalized terms contained but not defined in this Schedule 1 shall have the meaning provided in the Plan.

Effective from and after the date hereof, and pursuant to its authority under Rule of the Plan, the Committee hereby amends the Plan with the intent that the Plan be compliant with Section 409A and Section 457A as follows:

1 Definitions

The following definitions are added to Rule 2 of the Plan:

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.

“Section 457A” means Section 457A of the U.S. Internal Revenue Code of 1986, as amended, any regulations promulgated or U.S. Treasury Department or U.S. Internal Service guidance issued thereunder, as may be in effect from time to time.

The definition of “Retirement” in Rule 2 is replaced with the following provision:

“Retirement” means, for the purposes of the Plan, the actual date of retirement by a Participant, or on after age 65.

The definition of “Total Disability” in Rule 2 is replaced with the following provision:

“Total Disability” means either (a) a medically determinable physical or mental impairment (i) that can be expected to either (1) result in death, or (2) last for a continuous period of not less than 12 months and (ii) as a result of which, the Participant either (1) becomes unable to engage in any substantial gainful activity or (2) receives income replacement benefits for a period of not less than 6 months under a long-term disability plan covering U.S. employees of the DB Group (but in no case shall the receipt of workers’ compensation benefits be considered to qualify as such benefits); or (b) the Participant is deemed Totally Disabled and eligible to receive disability benefits from the U.S. Social Security Administration.

2 Administration

The following Rules 8.4 and 8.5 are added to Rule 8 of the Plan:

8.4 Section 409A: The Plan and any document evidencing an Award are intended to comply with Section 409A and shall be interpreted, operated and administered accordingly; provided, that, for purposes of the foregoing, references to a term or event (including any authority or right of any DB Group company or a Participant) being “permitted” under Section 409A shall mean that the term or event will not cause the Award to be subject to taxation under Section 409A.

8.5 Section 457A: Each Award is intended not to be treated as compensation which is deferred for purposes of Section 457A, in accordance with Section 457A(d)(3)(B) of the U.S Internal Revenue Code of 1986, as amended.

Awards: The following clause (vi) is added to Rule 4.1.6:

(vi) an approved leave of absence, other than an approved leave of absence that would constitute a “separation from service” for the purposes of Section 409A.

The following Rule 4.1.10 is added to Rule 4 of the Plan:

4.1.10 The Plan Administrator shall acquire Shares on behalf of the Participant as soon as practicable after the Contribution Amount is deducted from the Participant’s Salary or otherwise paid by the Participant or as soon as practicable after the cash dividend has been paid.

The Shares shall be purchased on the open market at the Deutsche Bank share price on the date of purchase and shall not be purchased at a discount.

Any surplus amount of Contribution Amount or cash dividend remaining after the acquisition of Shares by the Plan Administrator shall be carried forward and aggregated with the amount to be used for the next acquisition of Shares or, if any such surplus amount remains after the last acquisition of Shares relating to a Plan Year, it shall be paid over to the Participant as soon as possible unless DB and the Participant agree otherwise.

The Participant shall not be entitled to interest on any such surplus amount.

3 Impact of termination of employment

The first two paragraphs of Rule 5 are replaced with the following provisions:

If a Participant ceases to be employed by any DB Participating Entity prior to the Vesting Date specified under Rule 4.1.1(vi), he will forfeit a Matching Award without any claim for compensation, unless either (a) he continues to be employed by a DB Group Company (i.e. a non DB Participating Entity) or (b) he ceases employment for one of the following reasons:

(i) termination by a DB Group Company without Cause;

(ii) redundancy;

(iii) Agreed Termination;

(iv) the Participant ceases to be employed by any DB Participating Entity due to the sale, merger, spin-off, transfer, or other consolidation (or series thereof) outside of the DB Group of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the Participant worked, but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets;

(v) Retirement;

(vi) death or Total Disability of the Participant; or

(vii) an approved leave of absence constituting a “separation from service” for the purposes of Section 409A.

Where a Participant ceases to be employed by a DB Participating Entity but continues to be employed by a DB Group Company or ceases employment for one of the reasons specified above, to be determined by the Committee in its sole discretion, and such cessation constitutes the Participant’s “separation from service” for the purposes of Section 409A, the Matching Award shall vest on such cessation of employment and be distributed in accordance with Rule 6.1.

4 Time and Manner of settlement of Matching Awards

Rule 6.1 is replaced with the following provision:

Time and Manner of settlement of Matching Awards: A Matching Award will be settled in accordance with this Rule 6.1 on a date that is within two and a half months following the Vesting Date as determined by the Plan Administrator in its sole discretion. Notwithstanding the foregoing, a Participant who is subject to Section 457A and who is either eligible for Retirement on the date a Matching Award is granted to him/her or who becomes eligible for Retirement during the year in which such date occurs will realize any taxable income in respect of his/ her Matching Award no later than December 31 of the year following the year in which such date occurs.

5 Change of Control

The first sentence of Rule 7.1 is deleted in its entirety.

6 Amendment or Termination of the Plan

Rule 9.2 is replaced with the following provision:

Amendment: Subject to the requirements of Section 409A, the Committee may amend the Plan at any time in any way at its discretion provided that the Committee may not materially adversely affect a Participant’s existing Award without the Participant’s consent.

Subject to the requirements of Section 409A, the Committee may at any time in its discretion accelerate the settlement of a Participant’s Award or replace it with an award of cash or other assets, or take such other steps as it decides are appropriate.

Global Share Purchase Plan

Schedule 2 – Plan Rules for Australia

This is the Schedule to the Deutsche Bank Global Share Purchase Plan – Plan Rules 2016 effective 1 November 2016 (“Plan Rules”) for Australian residents. Terms used in this Schedule will have the same meaning as the terms used in the Plan Rules. The offer is made pursuant to ASIC Class Order 14/1000, which requires Deutsche Bank AG to disclose the following.

Shares acquired with the Contribution Amount:

a) The acquisition price for any Shares acquired on behalf of the Participant using the Contribution Amount will be the market price on the Frankfurt Stock Exchange, without any discount for the employee, at the time that the Shares are acquired by the Plan Administrator. The Contribution Amount will be subject to acquisition costs of 0.2% of the market price.

b) The Participant’s Contribution Amount will be exchanged to Euros using the currency rate at the date of transfer to the Plan Administrator following employees’ payroll deduction, so that the Plan Administrator can purchase Shares. By way of example only, if the market price of the Shares was determined on 22 July 2016, the market price of the Shares would be EUR 13.09 the Australian dollar equivalent of which is AUD 19.26.

c) Any surplus amounts held by the Plan Administrator under 4.1.4 of the Plan Rules will be held in an account with Deutsche Bank Aktiengesellschaft until the next acquisition of Shares or as set out in 4.1.4 of the Plan Rules. No interest is payable on such amounts. The maximum length of time such surplus amounts will be held in the account will therefore be the duration of the applicable offering period as set out in the Plan Rules.

d) Share ownership carries risks and the price of shares on the Frankfurt Stock Exchange and on other stock exchanges is volatile. Deutsche Bank’s share price and trading volumes, as with those of all listed companies, may fluctuate due to factors including but not limited to:

i. economic conditions affecting interest rates, inflation rates, foreign exchange rates and employment rates, amongst other factors;

ii. market sentiment in respect of Deutsche Bank specifically or a market or markets generally;

iii. changes to fiscal policies, financial, corporate or other regulation and other government action or inaction in any country or region connected to, or presumed to be connected to, a market in which Deutsche Bank operates;

iv. environmental and geopolitical circumstances such as natural disasters, or threats or acts of military conflict or terrorism;

v. Deutsche Bank’s day-to-day operations and any transactions to which Deutsche Bank is a party to or is subject to, such as mergers, acquisitions, partnerships, joint ventures or restructures;

vi. real or predicted fluctuations in Deutsche Bank’s performance;

vii. the departure and/or appointment of key personnel to Deutsche Bank; and

viii. the action or inaction of any one employee, contractor or agent of Deutsche Bank.

As a result of these and other innumerable factors the value of Deutsche Bank shares may fall and dividends may not be paid or maintained at historical levels. The amount received on the sale of Deutsche Bank shares may be substantially less than the price paid for those shares (whether in cash or in kind). Prospective investors should refer to the latest Frankfurt Stock Exchange announcements and Deutsche Banks’ annual report for more information on Deutsche Bank and Deutsche Bank shares.

Shares acquired under the Matching Award:

a) The acquisition price paid by the Participant for the Matching Award will be nil.

b) The Participant may derive an amount of assessable income for Australian income tax purposes at the time the Matching Award vests or at the time the Participant ceases to be employed by Deutsche Bank. The Participant may also be subject to capital gains tax on any capital gain arising when they sell the DB Shares.

Matching Award:

a) In accordance with 4.2.3 of the Plan Rules, a Participant, may not at any time before settlement in accordance with Rule 6 of the Plan Rules (whether before or after the Vesting Date) (i) transfer, assign, sell, pledge, or grant a Matching Award to any person or entity any rights in respect of any Matching Award; or (ii) enter into any transactions having the economic effect of hedging a Matching Award or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of the DB Shares subject to the Matching Award. Rule 4.2.3 of the Plan Rules does not apply to the transmission of a Matching Award on the death or Total Disability of a Participant to the duly appointed Representative.

b) Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Matching Award such that the Matching Award is subject to deferred taxation.

Plan Rules and Share price

We will, throughout the offer period, and within a reasonable period of you requesting it, provide you, without charge, with a copy of the Plan Rules and information about the current share price of the DB Shares and the Australian dollar equivalent of that price. This information may be obtained by sending a written request to hr.dks-lifecycle@db.com.

Further to 4.1.6 and 4.1.7 in the Plan Rules, Australian employees will be able to cease their payroll deductions to the Plan at any time, with the cessation of their deductions to take effect no more than 45 days after they give notice to Payroll in writing. Payroll will process the request in the next practicable payroll following receipt of the request.

Terms used in this Addendum will have the same meaning as the terms used in the Rules.

WARNING

Please note that any financial product advice contained in the documentation related to the Plan is general advice only. No financial product advice is provided in the documentation related to this offer and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence you in making a decision to participate in the Plan. The documentation does not take into account the objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making a decision to participate in the Plan, you should seek professional advice from an independent person who is licensed by the Australian Securities and Investments Commission to give advice about participants in the Plan as to whether participation in the Plan is appropriate in light of your own circumstances.

Global Share Purchase Plan

Schedule 2 – Plan Rules for Germany (English translation of German original)

This schedule (“Schedule 3”) modifies the provisions of the Deutsche Bank Global Share Purchase Plan with respect to the Purchased Shares of a Participant whom the Plan Administrator has designated as a participant enrolled in Germany. Where a dividend is payable on such a Purchased Share, the amount of the dividend will be paid (less any withholdings) into any bank account notified by the

Participant to the Plan Administrator under Rule 6.2 or, if no such account is notified, into the bank account into which the Participant’s salary is paid. If there is no such account, the dividend will be paid to the Participant in such manner as the Plan Administrator sees fit.

Specification or Amendment of Rule 5.1 in correlation with Rule 2 of the English Global Share

Purchase Plan Rules:

“Total Disability” = “Erwerbsminderung” means the employment relationship ends before the fixed retirement age and the Participant has provided a pension certificate (“Rentenbescheid”) from a German Social Security Authority indicating that the Participant is prevented from engaging in any gainful activity due to disability and – if only partially disabled – has not taken on any employment with another employer.

If a Participant ceases to be employed by any DB Participating Entity prior to the Vesting Date specified under Rule 4.1.1(vi), the Participant will forfeit a Matching Award without any claim for compensation, unless either (a) the Participant continues to be employed, with no break in service, by a company in the DB Group (even a non DB Participating Entity) or (b) the Participant ceases to be a DB employee for one of the following reasons:

a) termination by a DB Group Company for other than a reason related to the conduct of the Participant

b) redundancy;

c) termination subsequently followed by early retirement as agreed with the DB Group Company (Vorruhestands- oder Wartestandsvereinbarung).

d) Agreed Termination – not applicable in Germany;

e) the Participant ceases to be employed as a DB Employee due to the sale, merger, spin-off, transfer, or other consolidation (or series thereof) outside of the DB Group of the DB business unit, Division or DB Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the Participant worked, but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets;

f) Retirement in accordance with pension promise,

g) Death or Total Disability of the Participant.

Global Share Purchase Plan

Schedule 4 – Participants in India

This schedule (“Schedule 4”) modifies the provisions of the Deutsche Bank Global Share Purchase Plan with respect to the Purchased Shares of a Participant whom the Plan Administrator has designated as a participant enrolled in India or a participant who is subject to Indian foreign exchange requirements.

1 Rule 4.1.3 is hereby replaced with the following:

Where a dividend is payable on such a Purchased Share, the amount of the dividend will be paid (less any withholdings) into any bank account notified by the Participant to the Plan Administrator under Rule 6.2, provided that the Plan Administrator confirms that the payment of such dividend into that bank account will be in compliance with Indian foreign exchange requirements. If no such bank account is notified or if the Plan Administrator concludes that payment of a dividend into such account would not be compliant with Indian foreign exchange requirements, the payment will be made into the bank account into which the Participant’s salary is paid. If there is no such account, the dividend will be paid to the Participant in such manner as the Plan Administrator sees fit.

Subject to this Rule 4.1.3, any dividend payable on a Purchased Share will be paid to the Participant within 10 business days after such dividend has been declared or within such other period as is deemed appropriate by the Plan Administrator.

The amount to be paid to the Participant under this Schedule 5 will be converted into Indian Rupees using the foreign exchange rate reported on Bloomberg at close the day before the date on which the payment is made, or such other foreign exchange rate that the Plan Administrator deems appropriate.